Exhibit 99.1

CVR PARTNERS REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Announces Completion of UAN Plant Expansion

Provides 2013 Distribution Guidance of $2.15 to $2.45 per Common Unit

SUGAR LAND, Texas (Feb. 27, 2013) — CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced fourth quarter 2012 net income of $15.3 million, or 21 cents per fully diluted common unit, on net sales of $67.6 million, compared to a net income of $41.2 million, or 56 cents per fully diluted common unit, on net sales of $87.6 million for the fourth quarter a year earlier. Impacting 2012 fourth quarter results was a biennial turnaround at the company’s nitrogen fertilizer plant in Coffeyville, Kan.

Adjusted EBITDA, a non-GAAP measure, was $27.1 million for the fourth quarter of 2012 compared to adjusted EBITDA of $48.4 million in the fourth quarter of 2011.

Full year 2012 net income was $112.2 million on net sales of $302.3 million compared to $132.4 million of net income on net sales of $302.9 million for 2011. Adjusted EBITDA for 2012 was $148.2 million compared to adjusted EBITDA of $162.6 million for the previous year.

“2012 was another solid year for CVR Partners,” said Byron Kelley, president and chief executive officer. “We finished construction on our storage distribution tank facility in Phillipsburg, Kansas, and increased our sales mix of diesel exhaust fluid, a high margin specialty product. Our fertilizer plant also achieved strong on-stream rates throughout the year with the exception of the period of planned turnaround work in October.

“Continuing our momentum into 2013, we recently completed construction on our UAN expansion project at the fertilizer plant. We have been gradually increasing production rates through the new facilities during the past week and expect to reach full production rates of 3,000 tons per day in March,” Kelley said. “With the completion of these lucrative projects, CVR Partners is well positioned to take advantage of the strong pricing environment we are seeing in 2013.”

Operations

For the fourth quarter 2012, average realized plant gate prices for ammonia and UAN were $676 per ton and $274 per ton, respectively, compared to $606 per ton and $334 per ton, respectively, for the equivalent period in 2011. For the full year 2012, average realized plant gate prices for ammonia and UAN were $613 per ton and $303 per ton, respectively, compared to $579 per ton and $284 per ton, respectively, for full year 2011.

As expected, fourth quarter production levels were impacted by the plant turnaround. CVR Partners produced 87,700 tons of ammonia during the fourth quarter of 2012, of which 35,300 net tons were available for sale while the rest was upgraded to 127,300 tons of more highly valued UAN. In the 2011 fourth quarter, the plant produced 100,800 tons of ammonia with 27,500 net tons available for sale with the remainder upgraded to 178,300 tons of UAN.

For full year 2012, CVR Partners produced 390,000 tons of ammonia, of which 124,600 net tons were available for sale while the rest was upgraded to 643,800 tons of UAN. In 2011, the company produced 411,200 tons of ammonia, of which 116,800 net tons were available for sale while the remaining was upgraded to 714,100 tons of UAN.

On-stream factors in the 2012 fourth quarter were heavily impacted by the turnaround at 79.0 percent for the gasifiers, 76.6 percent for the ammonia synthesis loop, and 68.6 percent for the UAN conversion facility. For full year 2012, on-stream factors were 92.6 percent for the gasifiers, 91.1 percent for the ammonia synthesis loop, and 86.4 percent for the UAN conversion facility.

Distributions and Guidance

On Jan. 24, 2013, CVR Partners announced its fourth quarter distribution based on available cash of 19.2 cents per common unit which was paid on Feb. 14, 2013, to unitholders of record on Feb. 7, 2013. CVR Partners’ fourth quarter cash distribution brings the cumulative cash distributions paid or declared for the 2012 full year to $1.81 per common unit, which exceeded the company’s most recent distribution guidance of $1.70 to $1.80 per common unit.

For calendar year 2013, the company’s guidance range for distributions is $2.15 per common unit to $2.45 per common unit. Included in this guidance is the positive financial impact associated with the company’s announcement earlier this week that it reached a partial settlement with Montgomery County, Kansas, regarding property taxes the company paid under protest since 2008 for its fertilizer plant.

Under the agreement, the fertilizer plant will be appraised at a total value of $35.0 million for tax years 2013 to 2016, which will lower the fertilizer plant’s property taxes by approximately $10.5 million per year, or approximately 14 cents per common unit, based on current mill levy rates. The settlement also states that the county will retain $48.4 million in taxes the company has paid under protest for tax years 2009 to 2012. The company’s 2008 property tax case remains on appeal with the Kansas Court of Appeals.

“Given the backdrop of solid industry fundamentals, our recently-completed UAN plant expansion and no scheduled turnaround, we anticipate our cash available for distribution to unitholders will increase by 19 percent to 35 percent for the 2013 full year,” Kelley said. “Moving forward, we will continue to capitalize on growth opportunities for the benefit of our unitholders.”

CVR Partners Fourth Quarter 2012 Earnings Conference Call Information

CVR Partners previously announced that it will host its fourth quarter 2012 Earnings Conference

Call for analysts and investors on Thursday, Feb. 28, at 11 a.m. Eastern time.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=91604. For investors or analysts who want to participate during the call, the dial-in number is 877-407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=91604. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 407367.

# # #

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements (including statements about future distributions and potential future distributable cash flow) are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, and any subsequently filed quarterly reports on Form 10-Q.  These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included in this press release are made only as of the date hereof.  CVR Partners disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP

Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:

Wes Harris

281-207-3490

InvestorRelations@CVRPartners.com

Media Relations:

Angie Dasbach

913-982-0482

MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited except as otherwise noted).

	Three Months Ended December 31,		Change from 2011
	2012	2011	Change	Percent
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$67.6	$87.6	$(20.0)	(22.8)%
Cost of product sold — Affiliates	2.8	3.7	(0.9)	(24.3)
Cost of product sold — Third parties	8.7	10.7	(2.0)	(18.7)
Direct operating expenses — Affiliates	1.1	0.1	1.0	1000.0
Direct operating expenses — Third parties	28.1	21.0	7.1	33.8
Insurance recovery — business interruption	—	—	—	—
Selling, general and administrative expenses — Affiliates	4.3	3.4	0.9	26.5
Selling, general and administrative expenses — Third parties	1.7	1.2	0.5	41.7
Depreciation and amortization	4.9	4.9	—	—
Operating income	16.0	42.6	(26.6)	(62.4)
Interest expense and other financing costs	(0.7)	(1.4)	0.7	(50.0)
Interest income	—	—	—	—
Other income (expense), net	—	—	—	—
Income before income tax expense	15.3	41.2	(25.9)	(62.9)
Income tax expense	—	—	—	—
Net income	$15.3	$41.2	$(25.9)	(62.9)%

Net income per common unit — basic	$0.21	$0.56
Net income per common unit — diluted	$0.21	$0.56

Adjusted EBITDA*	$27.1	$48.4	$(21.3)	(44.0)%
Available cash for distribution*	$14.0	$42.9

Weighted average, number of common units outstanding (in thousands):
Basic	73,047	73,020
Diluted	73,192	73,088

(1)         Below are the components of Net sales:

	Three Months Ended December 31,
	2012	2011
Reconciliation to net sales (dollars in millions):
Sales net plant gate	$62.4	$79.3
Freight in revenue	4.8	5.9
Hydrogen revenue	0.4	2.4
Total net sales	$67.6	$87.6

	Twelve Months Ended December 31,		Change from 2011
	2012	2011	Change	Percent
		(audited)
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (2)	$302.3	$302.9	$(0.6)	(0.2)%
Cost of product sold — Affiliates	11.5	11.7	(0.2)	(1.7)
Cost of product sold — Third parties	34.6	30.8	3.8	12.3
Direct operating expenses — Affiliates	2.3	1.2	1.1	91.7
Direct operating expenses — Third parties	93.3	85.3	8.0	9.4
Insurance recovery - business interruption	—	(3.4)	3.4	(100.0)
Selling, general and administrative expenses — Affiliates	17.2	16.5	0.7	4.2
Selling, general and administrative expenses — Third parties	6.9	5.7	1.2	21.1
Depreciation and amortization	20.7	18.9	1.8	9.5
Operating income	115.8	136.2	(20.4)	(15.0)
Interest expense and other financing costs	(3.8)	(4.0)	0.2	(5.0)
Interest income	0.2	—	0.2	—
Other income (expense), net	0.1	0.2	(0.1)	(50.0)
Income before income tax expense	112.3	132.4	(20.1)	(15.2)
Income tax expense	0.1	—	0.1	—
Net income	$112.2	$132.4	$(20.2)	(15.3)%

Net income subsequent to initial public offering (April 13 through December 31, 2011)		$108.4
Net income per common unit — basic (3)	$1.54	$1.48
Net income per common unit — diluted (3)	$1.53	$1.48

Adjusted EBITDA*	$148.2	$162.6	$(14.4)	(8.9)%
Available cash for distribution (3)*	$132.3	$114.4

Weighted average, number of common units outstanding (in thousands):
Basic (3)	73,039	73,008
Diluted (3)	73,193	73,073

(2)         Below are the components of Net sales:

	Twelve Months Ended December 31,
	2012	2011
Reconciliation to net sales (dollars in millions):
Sales net plant gate	$273.5	$266.6
Freight in revenue	22.4	22.1
Hydrogen revenue	6.4	14.2
Total net sales	$302.3	$302.9

(3)         Reflective of net income since closing the Partnership’s initial public offering on April 13, 2011.

* See “Use of Non-GAAP Financial Measures” below.

	As of December 31, 2012	As of December 31, 2011
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$127.8	$237.0
Working capital	116.6	229.4
Total assets	623.0	659.3
Total debt	125.0	125.0
Partners’ capital	446.2	489.5

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(in millions)
Other Financial Data:
Cash flows provided by operating activities	$8.7	$31.9	$133.5	$139.8
Cash flows used in investing activities	(24.7)	(8.6)	(81.1)	(16.4)
Cash flows provided by (used in) financing activities	(36.4)	(41.9)	(161.5)	70.8
Net cash flow	$(52.4)	$(18.6)	$(109.1)	$194.2

Capital expenditures	$24.7	$8.6	$82.2	$19.1

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Key Operating Statistics:
Production (thousand tons):
Ammonia (gross produced) (1)	87.7	100.8	390.0	411.2
Ammonia (net available for sale) (1)	35.3	27.5	124.6	116.8
UAN	127.3	178.3	643.8	714.1

Petroleum coke consumed (thousand tons)	109.7	126.3	487.3	517.3
Petroleum coke (cost per ton)	$30	$42	$33	$33

Sales (thousand tons):
Ammonia	38.4	29.3	127.8	112.8
UAN	133.0	184.6	643.5	709.3

Product pricing plant gate (dollars per ton) (2):
Ammonia	$676	$606	$613	$579
UAN	$274	$334	$303	$284

On-stream factors (3):
Gasification	79.0%	97.6%	92.6%	99.0%
Ammonia	76.6%	97.1%	91.1%	97.7%
UAN	68.6%	94.1%	86.4%	95.5%

Market Indicators:
Ammonia — Southern Plains (dollars per ton)	$748	$651	$647	$619
UAN — Mid Cornbelt (dollars per ton)	$361	$400	$369	$379

(1)         Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)         Plant gate sales per ton represent net sales less freight and hydrogen revenue divided by product sales volume in tons in the reporting period, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(3)         On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency. Excluding the impact of the Linde air separation unit outage and the major scheduled turnaround, the on-stream factors for the three months ended December 31, 2012 would have been 99.7% for gasifier, 98.8% for ammonia and 91.5% for UAN. Excluding the impact of the Linde air separation unit outage, the on-stream factors for the three months ended December 31, 2011 would have been 97.6% for gasifier, 97.1% for ammonia and 94.1% for UAN.

Excluding the impact of the Linde air separation unit outage and the major scheduled turnaround, the on-stream factors for the year ended December 31, 2012 would have been 98.1% for gasifier, 97.1% for ammonia and 92.8% for UAN. Excluding the impact of the Linde air separation unit outage, the on-stream factors for the year ended December 31, 2011 would have been 99.2% for gasifier, 98.0% for ammonia and 95.7% for UAN.

Use of Non-GAAP Financial Measures

To supplement the actual results in accordance with GAAP for the applicable periods, the Partnership also uses non-GAAP measures as discussed above, which are adjusted for GAAP-based results. The use of non-GAAP adjustments are not in accordance with or an alternative for GAAP. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA is defined as net income before income tax expense, net interest (income) expense and depreciation and amortization expense, which are items management believes affect the comparability of operating results.

Adjusted EBITDA is defined as EBITDA adjusted for the impact of share-based compensation, and, where applicable, major scheduled turnaround expense and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income as a measure of our liquidity. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our liquidity and our compliance with the covenants contained in our credit facility.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(in millions)
Reconciliation of Net income to EBITDA and to Adjusted EBITDA:
Net income	$15.3	$41.2	$112.2	$132.4
Add:
Interest expense, net	0.7	1.4	3.8	4.0
Interest income	—	—	(0.2)	—
Income tax expense	—	—	0.1	—
Depreciation and amortization	4.9	4.9	20.7	18.9
EBITDA	$20.9	$47.5	$136.6	$155.3
Major scheduled turnaround expense	4.6	—	4.8	—
Share-based compensation	1.6	0.9	6.8	7.3
Adjusted EBITDA	$27.1	$48.4	$148.2	$162.6

Available cash for distribution is not a recognized term under GAAP. Amounts derived in the calculation are derived from amounts separately presented in our consolidated financial statements; with the exception of maintenance capital expenditures and cash reserves for accrued expenses. The measure most directly comparable to available cash is operating cash flow for which we have reconciled to in this release. Available cash should not be considered in isolation or as an alternative to net income or operating income.  Available cash as reported by the Partnership may not be comparable to similarly titled measures of other entities.

The Partnership announced a cash distribution of 19.2 cents per common unit for the fourth quarter of 2012. The distribution was based on the Partnership’s available cash, which generally equaled cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate. The Partnership also retains cash on hand associated with prepaid sales at each quarter end for future distributions to common unitholders based upon the recognition into income of the prepaid sales. Beginning with the first quarter 2013, the board of directors of our general partner has adopted an amended policy to calculate available cash starting with Adjusted EBITDA reduced for cash needed for maintenance capital expenditures, debt service and other contractual obligations, major scheduled turnaround expense incurred, and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

Three Months Ended December 31, 2012
(in millions, except per unit data)
Reconciliation of Cash flows from operations to Available cash for distribution
Cash flows from operations	$8.7

Adjustments:
Plus: Deferred revenue balance at September 30, 2012	10.4
Less: Deferred revenue balance at December 31, 2012	(1.0)
Plus: Release of cash reserves for accrued expenses, net	0.4
Less: Maintenance capital expenditures	(4.5)

Available cash for distribution	$14.0

Available cash for distribution, per unit	$0.192